Rules for the structure:

i) pay NAS its priority amount
ii) pay 20.1428034864% to SEQ until retired.
iii) pay 79.8571965135% to A1, INT and LCF sequentially until retired.
iv) pay NAS to zero.

IO = 25bps stripped off INT
IO Balance = (25/575)*(INT)

CMO Desk              Deal Summary Report            WAMMS03-3PRE 30 year 5.8's

Date:02/26/2003  16:24:28        CMO Structuring Desk: 212 325-4314  Fax: 212 325-8148
Closing Date: 2/28/2003           WHOLE 30 year  Pricing Speed: 300 PSA
First Pay: 3/25/2003                  WAC:6.40  WAM:358.00
Tranche    Balance         Coupon     Payment   Aver.  Dur  Tx/    Spread Yield   Price    Description       Cap Mult   Bal %
 Name                                 Window    Life         Index Margin          %
-----------------------------------------------------------------------------------------------------------------------------
 SEQ        96,029,402.00   5.75000  3/03-12/32  4.85        0.00                                                       17.58
 A1        300,000,000.00   5.75000  3/03-12/09  3.23        0.00                                                       54.94
 IO            434,782.61   5.75000 12/09- 6/10  7.04        0.00                                                        0.08
 INT        10,000,000.00   5.50000 12/09- 6/10  7.04        0.00                                                        1.83
 LCF        70,713,580.00   5.75000  6/10-12/32 11.39        0.00                                                       12.95
 NAS        52,971,443.00   5.75000  3/08-12/32 10.91        0.00                                                        9.70
 Sub        16,382,920.00   5.75000  3/03-12/32 10.37        0.00                          "Sub. Bond,                   3.00
                                                                                           3.00 percen


-----------------------------------------------------------------------------------------------------------------------------

Tot:  7     546,097,345    5.74542               5.60



Collateral
Type  Bal(MM) Coup   Prepay   WAM  Age AcrInt(M) WAC
WHOLE 546.097 5.750  PSA 300  358   2  2355.045  6.400





# 1   546.097 5.7500         358.0 2.0 2355.045


 Yield Curve                                                             Indices
Yr   1.93   4.89   9.64  28.64                                           1ML
Yld 2.889  4.098  4.841  5.459                                           1.340

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